Exhibit 99.1

CCG Investor Relations Crocker Coulson, President Tel: +1-646-213-1915 Email: crocker.coulson@ccgir.com	Orient Paper, Inc. Winston Yen, CFO Phone: +1-562-818-3817 Email: info@orientpaperinc.com

Orient Paper Inc. to Hold 2012 Annual Meeting of Stockholders in Beijing

BAODING, Hebei, China – August 31, 2012, Orient Paper, Inc. (AMEX: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in northern China, today announced that the Company will hold its 2012 Annual Meeting of Stockholders (the "Annual Meeting") on September 10, 2012 in Beijing, China.

The date, time and venue of Orient Paper's Annual Meeting are as follows:

Date:	Monday, September 10, 2012
Time:	10:00 a.m. local time
Venue:	Beijing Xiedao Hotel

No. 1, Xiedao Road, Chaoyang District

Beijing, People’s Republic of China, 100018

At the Annual Meeting, the following proposals will be submitted for stockholder approval and are fully described in the Proxy Statement filed with the Securities and Exchange Commission on August 2, 2012:

●	To elect three directors in Class II to serve on the Board of Directors of the Company, with such Class II directors to serve until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified or until his earlier resignation, removal or death;

●	To ratify and approve the 2012 Incentive Stock Plan;

●	To ratify the appointment of BDO China Shu Lun Pan CPAs LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

●	To act on such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

The Company's proxy and annual report are also available for download on the Company's corporate website: http://www.orientpaperinc.com/Key-Financials.html

If you are interested in attending, please RSVP by contacting CCG Investor Relations via email heeral.mehta@ccgir.com or phone (310) 954 1348.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

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